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                                  EXHIBIT 5.1


                               October 3, 1996



Cragar Industries, Inc.
4636 North 43rd Avenue
Phoenix, Arizona  85031

        Re:     Registration Statement on Form SB-2

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") relating to the offer and sale (the "Offering") from time to time by Cragar Industries, Inc., a Delaware corporation (the "Company"), of (a) 1,000,000 units (the "Units"), each Unit consisting of one share of the Company's common stock, $0.01 par value (the "Common Stock," and the Common Stock offered as part of the Units being hereinafter referred to as the "Offered Common Stock") and one warrant entitling the holder to purchase one share of Common Stock (the "Offered Warrants"); (b) 150,000 dealer warrants (the "Offered Dealer Warrants") offered to independent broker-dealers participating in the Offering, each Offered Dealer Warrant entitling the holder to purchase one share of Common Stock; (c) 1,000,000 shares of Common Stock (subject to adjustment from time to time as described in the Offered Warrants) purchasable upon the exercise of the Offered Warrants (the "Offered Warrant Shares"); and (d) 150,000 shares of Common Stock (subject to adjustment from time to time as described in the Offered Dealer Warrants) purchasable upon the exercise of the Offered Dealer Warrants (the "Offered Dealer Warrant Shares"). The Offered Common Stock, the Offered Warrants, the Offered Dealer Warrants, the Offered Warrant Shares, and the Offered Dealer Warrant Shares may be hereinafter referred to as the "Offered Securities." In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials, officers, and representatives of the Company and other persons, and have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Offered Securities will conform in all material respects to the description thereof set forth in the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

        Based upon the foregoing, we advise you that in our opinion, when the following events have occurred:

        (a) The Registration Statement has become effective under the Securities Act of 1933, as amended;
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        (b)     The due authorization, registration, and delivery of the
certificate or certificates evidencing the Offered Securities has occurred; and

        (c) The Offered Securities have been issued and sold in the manner specified in the Registration Statement and the Company has received the consideration therefor as described in the Registration Statement; then

                The Offered Securities will be legally issued, fully-paid and nonassessable.

        The foregoing opinions are limited to the federal law of the United States of America and the general corporation law of the State of Delaware. We express no opinion as to the application of the various states' securities laws to the offer, sale, issuance or delivery of the Offered Securities.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                              Very truly yours,

                            SNELL & WILMER L.L.P.